Exhibit (d)(5)

WRITTEN CONSENT AND WAIVER

(DEED OF UNDERTAKING AND NEGATIVE PLEDGE AGREEMENT)

This Written Consent and Waiver (this “Consent and Waiver”) is entered into as of June 7, 2016 by and between Willis Plus Limited, a limited liability company incorporated under the laws of the British Virgin Islands (the “Convertible Bondholder”), Mr. Cheng Chung Hing, a natural person (in his capacity as the sole equityholder of the Convertible Bondholder, the “Sole Shareholder”), and Mr. Cheng Chung Hing (in his capacity as the holder of PAG Bonds, the “Investor”), as holder of the PAG Bonds and assignee of PA Universal Opportunity VII Limited, a limited liability company incorporated under the laws of the British Virgin Islands (the “Former Investor”). Each of the Convertible Bondholder, the Sole Shareholder, and the Investor shall be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. China Metro-Rural Holdings Limited (“the Issuer”) issued (i) US$60,000,000 aggregate principal amount of 14 per cent. Guaranteed Secured Convertible Bonds due 2017 (the “Convertible Bonds”) to the Convertible Bondholder on August 15, 2012 and (ii) 6,000,000 warrants (collectively, the “Warrants”) to the Convertible Bondholder pursuant to that certain Warrant Instrument dated as of August 15, 2012 (the “Warrant Instrument”).

B. In connection with the issuance of the Convertible Bonds and Warrants, the Convertible Bondholder issued US$60,000,000 aggregate principal amount of 14 per cent. Guaranteed Secured Convertible Bonds due 2017 (the “PAG Bonds”) to the Former Investor on August 15, 2012, the proceeds of which PAG Bonds were used by the Convertible Bondholder to purchase the Convertible Bonds and the Warrants.

C. In connection with the issuance of the Convertible Bonds, Warrants, and PAG Bonds, the Convertible Bondholder, the Sole Shareholder, Mr. Leung Moon Lam (“Mr. Leung” and, together with the Sole Shareholder, the “Original Shareholders”), and PA Universal Opportunity VII Limited entered into that certain Deed of Undertakings and Negative Pledge Agreement (the “Deed”), dated as of August 15, 2012, pursuant to which the Convertible Bondholders and the Original Shareholders made certain undertakings to the Former Investor related to the Convertible Bonds, Warrants, and PAG Bonds.

D. Mr. Leung sold his equity interests in the Convertible Bondholder to the Sole Shareholder.

E. The Former Investor sold its interest in the PAG Bonds and assigned its rights in the Deed and other Transaction Documents to the Investor.

F. The Issuer has notified the Parties that, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), the Issuer intends to (a) merge with CMR Merger Sub Limited, a limited liability company incorporated under the laws of the British Virgin Islands, (“Merger Sub”) and a wholly owned subsidiary of China Metro-Rural Investment Limited, a limited liability company incorporated under the laws of the British Virgin Islands (“Parent”), with the Issuer (i) continuing as the surviving company (such transaction, the “Merger”) and (ii) becoming a wholly owned subsidiary of Parent, and, following the Merger, (b) delist Issuer’s ordinary shares from the NYSE MKT (the “Delisting”).

G. As set forth in the Merger Agreement, attached hereto as Exhibit A, following the consummation of the Merger, Parent will assume the obligation of Issuer to issue ordinary shares upon conversion of the Convertible Bonds, such that, by virtue of the Merger, ordinary shares of Parent shall be issuable upon any conversion of Convertible Bonds in lieu of ordinary shares of Issuer (the “Bond Assumption”). Such obligation so assumed by Parent will continue to have, and be subject to, the same terms and conditions of the Convertible Bonds provided that (i) outstanding Convertible Bonds, if and when exercisable in accordance with their terms, shall be exercisable for a number of ordinary shares of Parent equal to that number of ordinary shares of Issuer that were subject to such outstanding Convertible Bonds immediately prior to the Merger, and (ii) the per share exercise price for the ordinary shares of Parent issuable upon exercise of such outstanding Convertible Bonds shall be equal to the exercise price per ordinary share of Issuer of such outstanding Convertible Bonds immediately prior to the Merger, subject to the adjustments set forth in the Convertible Bonds. Upon assumption of such obligation, the holders of Convertible Bonds shall have no additional rights or benefits with respect to the issuance of ordinary shares of Parent upon conversion of outstanding Convertible Bonds beyond those which they had immediately prior to the Merger pursuant to the terms of such Bonds and shall not be relieved of any obligations or restrictions applicable upon conversion of such Convertible Bonds. The foregoing notwithstanding, Parent shall not, directly or indirectly, be responsible for the performance of any obligations under the Convertible Bonds, including the payment of principal, interest and premium, if any, all of which obligations shall remain the sole responsibility of the Issuer.

H. As set forth in the Merger Agreement, following the consummation of the Merger, Parent will assume the Warrants (the “Warrant Assumption” and, together with the Bond Assumption, the “Assumption”). The Warrants so assumed by Parent will continue to have, and be subject to, the same terms and conditions of the Warrants immediately prior to the Merger, provided that (i) Warrants, if and when exercisable in accordance with its terms, shall be exercisable for a number of ordinary shares of Parent equal to that number of ordinary shares of Issuer that were subject to such Warrants immediately prior to the Merger, and (ii) the per share exercise price for the ordinary shares of Parent issuable upon exercise of such Warrants shall be equal to the exercise price per ordinary share of Issuer of such Warrants immediately prior to the Effective Time, subject to the adjustments set forth in the Warrants. Upon assumption of the Warrants as provided in the Merger Agreement, the Warrantholder shall have no additional rights or benefits beyond those that it had immediately prior to Merger pursuant to the terms of the Warrants, and shall not be relieved of any obligations or restrictions applicable to the Warrants or the ordinary shares of Parent issued or issuable upon exercise of the Warrants.

I. Each of the Convertible Bondholder and Investor have executed written resolutions, in accordance with the Terms and Conditions of the Convertible Bonds and PAG Bonds, as applicable, approving the Merger, the terms of the Merger Agreement, and the Delisting.

J. Clause 4.1 of the Deed requires each Major Shareholder, among other things, to undertake to procure the Convertible Bondholder’s compliance in all material respects with the Deed, the PAG Bonds, the PAG Terms and Conditions, the PAG Security Documents, and the Transaction Documents.

K. Clause 4.2 of the Deed requires the Convertible Bondholder, among other things, to undertake not to amend or terminate any Transaction Document or agreement to any waiver or consent or give approval or pass any resolution pursuant to any Transaction Documents without the prior written consent of the Investor.

L. Clause 4.2 of the Deed requires the Convertible Bondholder and Majority Shareholders to agree to use all reasonable endeavours to agree and implement such amendments to the Transaction Documents as the Investor may reasonably require in the case of a voluntary delisting of the Issuer from the NYSE MKT for the purpose of giving to the Bondholders the full benefit of the PAG Bonds.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties hereby agree as follows:

AGREEMENT

1. Defined Terms. Unless otherwise specified, capitalized terms used in this Consent and Waiver have the same meaning given to such terms in the Deed.

2. Waiver of Major Shareholder Undertakings. The Investor hereby waives the required undertakings of each Major Shareholder in Section 4.1 of the Deed with respect to the Merger and the Delisting.

3. Consent To Convertible Bondholder Waiver and Consent. The Investor hereby consents to the Convertible Bondholder providing any waiver or consent or giving any approval or passing any resolution pursuant to the Transaction Documents permitting the Merger and the Delisting.

4. Approval of the Delisting; No Amendments. The Investor hereby approves of the Delisting and affirms that, (a) following the Assumption, no amendments to the Transaction Documents will be required to give the Investor the full benefit of the PAG Bonds and (b) the Convertible Bondholder and Major Shareholders fulfilled the requirements of Clause 4.3.2 of the Deed.

5. Successors and Assigns. This Consent and Waiver shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

6. Counterparts. This Consent and Waiver Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by all Parties. Facsimile or PDF signatures shall be deemed original.

7. Governing Law. This Consent and Waiver shall be governed by and construed and interpreted in accordance with the laws of Hong Kong.

8. Severability. If any term or provision of this Consent and Waiver shall be held invalid or unenforceable, the remainder of this Termination Agreement shall not be affected.

9. No Third Party Beneficiaries. This Consent and Waiver is solely for the benefit of the Parties and their successors and permitted assigns and no right or cause of action shall accrue by reason hereof for the benefit of any third party not a party hereto.

10. Entire Agreement. This Consent and Waiver constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have entered into this Written Consent and Waiver as of the date first above written.

INVESTOR:

/s/ Mr. Cheng Chung Hing
Mr. Cheng Chung Hing

ACKNOWLEDGED AND AGREED:

CONVERTIBLE BONDHOLDER:

Willis Plus Limited

By:	/s/ Cheng Chung Hing
Name:	Cheng Chung Hing
Title:	Director

SOLE SHAREHOLDER:

/s/ Mr. Cheng Chung Hing
Mr. Cheng Chung Hing

EXHIBIT A

AGREEMENT AND PLAN OF MERGER